Exhibit 4.2

THERMO FISHER SCIENTIFIC INC.,
as Issuer

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

THIRTIETH SUPPLEMENTAL INDENTURE
Dated as of February 12, 2026

4.215% Senior Notes due 2031

4.550% Senior Notes due 2033

4.902% Senior Notes due 2036

5.546% Senior Notes due 2046

THIS THIRTIETH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of February 12, 2026 between THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of November 20, 2009 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness.

WHEREAS, the Company has authorized the issuance of $1,000,000,000 aggregate principal amount of the Company’s 4.215% Senior Notes due 2031 (the “2031 Notes”), $750,000,000 aggregate principal amount of the Company’s 4.550% Senior Notes due 2033 (the “2033 Notes”), $1,300,000,000 aggregate principal amount of the Company’s 4.902% Senior Notes due 2036 (the “2036 Notes”) and $750,000,000 aggregate principal amount of the Company’s 5.546% Senior Notes due 2046 (the “2046 Notes” and, collectively with the 2031 Notes, the 2033 Notes and the 2036 Notes, the “Notes”).

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

WHEREAS, the Company desires to enter into this Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the terms of the Notes in accordance with Section 2.01 of the Base Indenture and to establish the form of the Notes in accordance with Sections 2.01(a)(10) and 2.02 of the Base Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee, mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1           Defined Terms.

(1)          Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(2)          A term defined anywhere in this Supplemental Indenture has the same meaning throughout.

(3)          The singular includes the plural and vice versa.

(4)          Headings are for convenience of reference only and do not affect the interpretation.

(5)          As used herein, the following defined terms shall have the following meanings with respect to the Notes and this Supplemental Indenture only:

“Below Investment Grade Rating Event” means, with respect to a series of Notes, such Notes are downgraded below an Investment Grade Rating by any two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by at least two of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such Notes below an Investment Grade Rating or (y) publicly announces that it is no longer considering such Notes for possible downgrade, provided that no such extension will occur if on such 60th day such Notes have an Investment Grade Rating from at least two of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agencies). The Trustee shall not be responsible for monitoring, or charged with knowledge of, the ratings of the Notes.

“Business Day” means any day, other than a Saturday or Sunday or a day on which Federal or State banking institutions in the Borough of Manhattan, The City of New York are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following:  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its direct or indirect wholly-owned subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Change of Control Triggering Event” means, with respect to any series of Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

 “Fitch” means Fitch Ratings, Limited, and any successor to its rating agency business.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Optional Redemption Date” when used with respect to any Note to be redeemed at the Company’s option, means the date fixed for such redemption by or pursuant to Section 1.3 of this Supplemental Indenture.

“Optional Redemption Price” when used with respect to any Note to be redeemed at the Company’s option, means the price at which it is to be redeemed pursuant to Section 1.3 of this Supplemental Indenture.

“Par Call Date” means January 12, 2031, in the case of the 2031 Notes; April 15, 2033, in the case of the 2033 Notes; November 12, 2035, in the case of the 2036 Notes; and August 12, 2045, in the case of the 2046 Notes.

 “Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable series of Notes or fails to make a rating of such Notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Optional Redemption Date but for such redemption (assuming that such Notes to be redeemed matured on their applicable Par Call Date); provided, however, that, if such Optional Redemption Date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Optional Redemption Date.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Treasury Rate” means, for any Optional Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding such Optional Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Optional Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Optional Redemption Date.

If on the third Business Day preceding the Optional Redemption Date H.15 TCM is no longer published, the Company will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Optional Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company will select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Section 1.2           Terms of the Notes.

The following terms relate to the Notes:

(1)          The 2031 Notes shall constitute a separate series of Notes having the title “4.215% Senior Notes due 2031”, the 2033 Notes shall constitute a separate series of Notes having the title “4.550% Senior Notes due 2033”, the 2036 Notes shall constitute a separate series of Notes having the title “4.902% Senior Notes due 2036” and the 2046 Notes shall constitute a separate series of Notes having the title “5.546% Senior Notes due 2046.”

(2)          The aggregate principal amount of the 2031 Notes (the “Initial 2031 Notes”), the 2033 Notes (the “Initial 2033 Notes”), the 2036 Notes (the “Initial 2036 Notes”) and the 2046 Notes (the “Initial 2046 Notes” and, collectively with the Initial 2031 Notes, the Initial 2033 Notes and the Initial 2036 Notes, the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $1,000,000,000, $750,000,000, $1,300,000,000 and $750,000,000, respectively.  The Company may from time to time, without the consent of the Holders of any series of Notes, issue additional Notes (in any such case, “Additional Notes”) having the same terms (except for the issue date, offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the Initial Notes of such series.  Any Additional Notes of a series and the Initial Notes of such series shall constitute a single series under the Indenture; provided that if any Additional Notes of a series are not fungible with the Initial Notes of such series for U.S. federal income tax purposes, such Additional Notes of such series shall not have the same CUSIP or ISIN numbers as the Initial Notes of such series. All references to a series of Notes shall include both the Initial Notes and any Additional Notes of such series, unless the context otherwise requires.  The aggregate principal amount of the 2031 Notes, the 2033 Notes, the 2036 Notes and the 2046 Notes shall be unlimited.

(3)          The entire respective Outstanding principal amount of the 2031 Notes, the 2033 Notes, the 2036 Notes and the 2046 Notes shall become due and payable on February 12, 2031, June 15, 2033, February 12, 2036 and February 12, 2046, respectively.

(4)          The rate at which the 2031 Notes shall bear interest shall be 4.215% per annum, the rate at which the 2033 Notes shall bear interest shall be 4.550% per annum, the rate at which the 2036 Notes shall bear interest shall be 4.902% per annum and the rate at which the 2046 Notes shall bear interest shall be 5.546% per annum.  The date from which interest shall accrue on the Notes shall be the most recent Interest Payment Date to which interest has been paid or provided for or, if no interest has been paid, from February 12, 2026.  The Interest Payment Dates for the 2031 Notes, the 2036 Notes and the 2046 Notes shall be February 12 and August 12 of each year, beginning on August 12, 2026, until the principal is paid or made available for payment and the Interest Payment Dates for the 2033 Notes shall be June 15 and December 15 of each year, beginning on June 15, 2026, until the principal is paid or made available for payment.  Interest for each series of Notes shall be payable in arrears on each Interest Payment Date for such series of Notes to the holders of record at the close of business on the January 28 and July 28 prior to each such Interest Payment Date, in the case of the 2031 Notes, the 2036 Notes and the 2046 Notes, and the May 31 and November 30 prior to each such Interest Payment Date, in the case of the 2033 Notes (each, a “regular record date”).  The basis upon which interest shall be calculated for the Notes shall be that of a 360-day year consisting of twelve 30-day months.

(5)          The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York.  The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference.  The Notes shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(6)          The Notes may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.3 hereof.

(7)          The Notes shall not have the benefit of any sinking fund.

(8)         Except as provided herein, the Holders shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9)          The Notes shall be general unsecured and unsubordinated obligations of the Company and shall be ranked equally among themselves.

(10)        The Notes are not convertible into shares of common stock or other securities of the Company.

(11)        The covenants set forth in Section 1.4 hereof shall be applicable to the Notes.

(12)        The transfer and exchange provisions set forth in Section 2.05 of the Base Indenture shall be applicable to the Notes.

Section 1.3           Optional Redemption.

(a)          The provisions of Article III of the Base Indenture, as amended by the provisions of this Supplemental Indenture, shall apply to the Notes with respect to this Section 1.3.

(b)          Prior to their applicable Par Call Date, the Notes of any series shall be redeemable, in whole at any time or in part from time to time, at the Company’s option. Upon redemption of the Notes of any series, the Company shall pay an Optional Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes of such series to be redeemed, and

(ii)
the sum of the present values of the Remaining Scheduled Payments of the Notes of such series to be redeemed, discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30‑day months) using a discount rate equal to the Treasury Rate plus 10 basis points in the case of the 2031 Notes, 10 basis points in the case of the 2033 Notes, 15 basis points in the case of the 2036 Notes and 15 basis points in the case of the 2046 Notes;

plus, in each case, in addition to such Optional Redemption Price, accrued and unpaid interest thereon, if any, to, but excluding, the Optional Redemption Date.

On and after their applicable Par Call Date, the Notes of any series shall be redeemable, in whole at any time or in part from time to time, at the Company’s option, at an Optional Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Optional Redemption Date.

The Company shall calculate the Optional Redemption Price.

(c)          Notwithstanding the foregoing, installments of interest on any series of Notes whose Stated Maturity is on or prior to any Optional Redemption Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(d)          On and after the applicable Optional Redemption Date for any series of the Notes, interest shall cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Optional Redemption Price and accrued and unpaid interest, if any.  On or before the Business Day prior to the Optional Redemption Date for any Notes to be redeemed, the Company shall deposit with the Trustee or a paying agent, funds sufficient to pay the Optional Redemption Price of such Notes on the Optional Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued and unpaid interest, if any.  If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected, in the case of global securities, in accordance with applicable Depositary procedures, which may be on a pro rata pass-through distribution of principal basis, and, in the case of definitive securities, by lot unless otherwise required by law or applicable stock exchange requirements.

(e)          Notice of any optional redemption shall be transmitted at least 10 days but not more than 60 days before the applicable Optional Redemption Date to each Holder of the Notes to be redeemed; provided, however, that the Company shall notify the Trustee of the Optional Redemption Date at least 15 days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee).  Any notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, the notice shall state the nature of such conditions precedent. Such notice shall be provided in accordance with Section 3.02 of the Base Indenture.  If the Optional Redemption Price cannot be determined at the time such notice is to be given, the actual Optional Redemption Price applicable to the Notes that are being redeemed, calculated as described above in clause (b), shall be set forth in an Officer’s Certificate of the Company delivered to the Trustee no later than two (2) Business Days prior to the Optional Redemption Date.  Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall (subject to the satisfaction or waiver of any applicable conditions precedent), on the Optional Redemption Date, become due and payable at the Optional Redemption Price, plus accrued and unpaid interest, if any, to, but excluding, the Optional Redemption Date.

Section 1.4           Additional Covenant.

The following additional covenant shall apply with respect to the Notes so long as any of the Notes remain Outstanding:

(a)          If a Change of Control Triggering Event occurs with respect to any series of the Notes, unless the Company shall have redeemed such series of the Notes in full, as set forth in Section 1.3 of this Supplemental Indenture or the Company shall have defeased such series of the Notes or have satisfied and discharged such series of the Notes, as set forth in Article XI of the Base Indenture, the Company shall make an offer (each, a “Change of Control Offer”) to each Holder of the applicable series of the Notes to repurchase any and all of such Holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess thereof), plus accrued and unpaid interest, if any, on the Notes to be repurchased up to, but excluding, the date of repurchase (the “Change of Control Payment”).  Within 30 days following any Change of Control Triggering Event, notice shall be delivered to the Holders of the Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”). Notwithstanding the foregoing, installments of interest on any series of Notes whose Stated Maturity is on or prior to the Change of Control Payment Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(b)          On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all of the Notes or portions of the Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Trustee or a paying agent an amount equal to the Change of Control Payment in respect of all of the Notes or portions of the Notes of the applicable series properly tendered; and

(iii)
deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating (1) the aggregate principal amount of such series of Notes or portions of such series of Notes being repurchased (2) that all conditions precedent contained herein to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the Indenture.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.4, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.4 by virtue of any such conflict.

Section 1.5           Events of Default.

(a)          The provisions of Article VI of the Base Indenture shall be applicable to each series of the Notes, except that clauses (1) through (7) of Section 6.01(a) thereof shall be modified with respect to the Notes of a series as follows:

(1)          default in the payment of the principal or any premium on such series of the Notes when due (whether at maturity, upon acceleration, redemption or otherwise);

(2)          default for 30 days in the payment of interest on the Notes of such series when due;

(3)          (i) failure by the Company to comply with Section 1.4 of this Supplemental Indenture with respect to such series of Notes or (ii) failure by the Company to observe or perform any term of the Indenture applicable to such series of Notes (other than those referred to in (1) or (2) above or (3)(i) above) for a period of 90 days after the Company receives a notice of default stating that the Company is in breach.  The notice required under 3(ii) above must be sent by either the Trustee or Holders of 25% of the principal amount of the applicable series of Notes;

(4)          (A) failure by the Company to pay indebtedness for money borrowed by the Company or for which the Company has guaranteed the payment, in an aggregate principal amount of at least $500,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days or (B) acceleration of the maturity of any indebtedness for money borrowed by the Company or for which the Company has guaranteed the payment, in an aggregate principal amount of at least $500,000,000, if such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days; provided, however, that, if the default under the instrument is cured by the Company, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the Event of Default under the Indenture caused by such default will be deemed likewise to be cured or waived;

(5)          the entry by a court having competent jurisdiction of:

(A)          an order for relief in respect of the Company as debtor in an involuntary proceeding under any applicable Bankruptcy Law and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(B)          a final and non-appealable order appointing a Custodian of the Company, or ordering the winding up or liquidation of the affairs of the Company, and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(6)          the commencement by the Company of a voluntary proceeding under any applicable Bankruptcy Law or the consent by the Company as debtor to the entry of a decree or order for relief in an involuntary proceeding under any applicable Bankruptcy Law, or the filing by the Company as debtor of a consent to an order for relief in any involuntary proceeding under any Bankruptcy Law, or to the appointment of a Custodian or the making by the Company of an assignment for the benefit of creditors.

ARTICLE II

MISCELLANEOUS

Section 2.1           Business Day.

If any Interest Payment Date, maturity date or earlier date of redemption for any series of Notes falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment to Holders was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption, as the case may be.

Section 2.2          [Reserved].

Section 2.3           Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.4           Concerning the Trustee.

In carrying out its responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture.  The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.  The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 2.5           Governing Law.

This Supplemental Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.6           Separability.

In case any provision in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7           Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture, the Indenture or any agreement entered into in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (e.g. DocuSign). Without limitation to the foregoing, and anything in the Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Authentication Order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to the Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in Section 2.04 or elsewhere in the Base Indenture to the execution, attestation or authentication of any Security or any certificate of authentication appearing on or attached to any Security by means of a manual or electronic signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats.

Section 2.8           No Benefit.

Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.

Section 2.9           Electronic Means.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 2.10         OFAC Certification and Covenants.

(a)          The Company covenants and represents that neither it nor any of its subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, or the United Kingdom (collectively “Sanctions”).

(b)          The Company covenants and represents that neither it nor any of its subsidiaries, directors or officers will use any part of the proceeds received in connection with the Indenture and the Notes to be issued thereunder or any other of the transaction documents to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, to the Company’s knowledge after due inquiry, is the subject or target of Sanctions.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Anthony H. Smith
Name:	Anthony H. Smith
Title:	Vice President, Tax and Treasury and Treasurer

[Thirtieth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Terence Rawlins
Name:	Terence Rawlins
Title:	Vice President

[Thirtieth Supplemental Indenture]

EXHIBIT A

[Insert the Global Security legend, if applicable]

[  ]% SENIOR NOTES DUE 20[  ]
No. [ ]	$[ ]

CUSIP No. [ ]

THERMO FISHER SCIENTIFIC INC.

promises to pay to [         ] or registered assigns, the principal sum of [                 ] Dollars on [  ].

Interest Payment Dates:  [  ] and [  ]

Record Dates: [  ] and [  ]

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions.  Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.  The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Base Indenture.

Date: [ ]

THERMO FISHER SCIENTIFIC INC.

Name:
Title:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the [  ]% Senior Notes due 20[  ] issued by Thermo Fisher Scientific Inc. of the series designated therein referred to in the within-mentioned Indenture.

Date: [ ]
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:
Authorized Signatory

Thermo Fisher Scientific Inc.

[  ]% Senior Notes due 20[  ]

This security is one of a duly authorized series of debt securities of Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of November 20, 2009 (the “Base Indenture”), duly executed and delivered by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Thirtieth Supplemental Indenture, dated as of February 12, 2026 (the “Supplemental Indenture”), between the Company and the Trustee.  The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.”  By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture.  This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the holders of the Securities (the “Securityholders”).  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Supplemental Indenture, as applicable.

1.           Interest.  The Company promises to pay interest on the principal amount of this Security at an annual rate of [  ]%.  The Company will pay interest semi-annually on [   ] and [   ] of each year (each such day, an “Interest Payment Date”) until the principal is paid or made available for payment.  If any Interest Payment Date, Optional Redemption Date or maturity date of this Security is not a Business Day, the required payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such date to the date of such payment on the next succeeding Business Day.  Interest on the Securities will accrue from the most recent date to which interest has been paid or duly made available for payment or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be [   ].  Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

2.           Method of Payment.  The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment.  In the event that the Securities or a portion thereof are called for redemption pursuant to an optional redemption or there is a Change of Control Offer, and the Optional Redemption Date or the Change of Control Payment Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities shall instead be paid upon presentation and surrender of such Securities as provided in the Indenture.  The principal of, and interest on, the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.           Paying Agent and Registrar.  Initially, The Bank of New York Mellon Trust Company, N.A. shall act as paying agent and Security Registrar.  Upon prior notice to the Trustee, the Company may change or appoint any paying agent or Security Registrar without notice to any Securityholder.  The Company or any of its Subsidiaries may act in any such capacity.

4.           Indenture.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified.  The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. In the event of a conflict between the terms of the Securities and the terms of the Indenture, the terms of the Indenture shall prevail. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “[  ]% Senior Notes due 20[  ],” initially limited to $[     ] in aggregate principal amount.  The Company shall furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture.  Requests may be made to:  Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451, Attention:  Thomas B. Shropshire.

5.           Redemption.  The Securities may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.3 of the Supplemental Indenture. The Company shall not be required to make sinking fund payments with respect to the Securities.

6.           Change of Control Triggering Event.  Upon the occurrence of a Change of Control Triggering Event, unless the Company has redeemed this Security or the Company has defeased this Security or satisfied and discharged this Security, the Securityholder of this Security shall have the right to require that the Company purchase all or a portion (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess thereof), of this Security at a purchase price equal to 101% of the aggregate principal amount repurchased plus accrued and unpaid interest, if any, on the amount to be repurchased up to, but excluding, the date of purchase.  Within 30 days following any Change of Control Triggering Event, the Company shall deliver a notice to each Securityholder, in accordance with Section 1.4(a) of the Supplemental Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

7.           Denominations, Transfer, Exchange.  The Securities are in registered form without coupons in the denominations of $2,000 or an integral multiple of $1,000 in excess thereof.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.  The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose.  No service charge shall be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges.  If the Securities are to be redeemed, the Company shall not be required to:  (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of less than all of the outstanding Securities and ending at the close of business on the day of such delivery; (ii) register the transfer of or exchange any Security or portions thereof selected for redemption, in whole or in part, except the unredeemed portions of any such Security being redeemed in part; nor (iii) register the transfer of or exchange of a Security between the applicable record date and the next succeeding Interest Payment Date.

8.           Persons Deemed Owners.  The registered Securityholder may be treated as its owner for all purposes.

9.           Repayment to the Company.  Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company, as applicable, or (if then held by the Company) shall be discharged from such trust.  After return to the Company, Securityholders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.

10.         Amendments, Supplements and Waivers.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Securityholders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Securityholders of a majority in principal amount of the Securities at the time Outstanding to be affected.  The Indenture also contains provisions permitting the Securityholders of a majority in principal amount of the Securities at the time Outstanding, on behalf of the Securityholders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Securityholder of this Security shall be conclusive and binding upon such Securityholder and upon all future Securityholders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11.         Defaults and Remedies.  If an Event of Default with respect to the Securities occurs and is continuing, the Trustee or the Securityholders of at least 25% in aggregate principal amount of the Securities then Outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such Securityholders), may declare the entire principal of, premium, if any, and accrued interest, if any, of such Securities due and payable immediately.  Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Securityholders, unless such Securityholders have offered the Trustee indemnity satisfactory to it.  Upon satisfaction of certain conditions set forth in the Indenture, the Securityholders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities.

12.         Trustee, Paying Agent and Security Registrar May Hold Securities.  The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

13.         No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14.         Discharge of Indenture.  The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.         Authentication.  This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

16.         Additional Amounts.  The Company is obligated to pay Other Additional Amounts on this Security to the extent provided in Section 10.03 of the Base Indenture.

17.         Abbreviations.  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.         Governing Law.  The Base Indenture, the Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below:  (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.4 of the Supplemental Indenture, check the box:

☐	1.4 Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.4 of the Supplemental Indenture, state the amount:  $_________.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Tax I.D. Number:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)